Exhibit 10.15

December 30, 2010

iParty Corp.

iParty Retail Stores Corp.

270 Bridge Street

Dedham, MA 02026

Attention:  Sal Perisano, Chief Executive Officer

RE:          Transfer Agreement by and between Party City Corporation and iParty Corp and iParty Retail Stores Corp.

Dear Mr. Perisano:

Party City Corporation (“Party City”), iParty Corp. and iParty Retail Stores Corp. (collectively, “iParty”), hereby agree, for $10.00, and other good and valuable consideration, the receipt of which is hereby acknowledged, as follows:

1.  Retail Location.  Party City owns and operates certain retail premises pursuant to a lease agreement dated September 9, 1998 as supplemented by a Combined Tenant Estoppel and Subordination, Non-Disturbance and Attornment Agreement dated December 21, 2000 as amended by that certain Lease Amendment dated June 10, 2004, as further amended by that certain Second Lease Amendment dated June 23, 2008, as further amended by that certain Third Lease Amendment dated November 19, 2010, by and between Party City, as tenant thereunder and Plaza at Buckland Hills, LLC, successor-in-interest to Downeast Associates Limited Partnership, as landlord thereunder (the “Lease Agreement”) located within the shopping center known as Plaza at Buckland Hills (the “Shopping Center’) being identified in the Lease Agreement as Room XK (the “Retail Location”).

2.  Lease Termination.  Party City shall terminate the Lease Agreement effective March 1, 2011 (“Closing Date”).  Party City represents, warrants and covenants that (i) as of the date hereof and as of the Closing Date it is not nor will it be in breach or default under the Lease Agreement, (ii) no event has occurred or circumstance exists as of the date hereof or as of the Closing Date, which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and (iii) as of the date hereof it has paid all rent and other amounts payable under the Lease Agreement and will timely pay such amounts through the Closing Date, including the obligation to pay rent accrued but not yet payable through the Closing Date.  On or before the Closing Date, each party shall deliver to the other a duly executed Secretary’s certificate, substantially in the form attached hereto as Exhibit A, stating that all representations and warranties set forth herein are true and correct in all material respects as of the Closing Date and that the transactions contemplated hereby have been duly authorized.

3.  Retail Location Possession.  At any time before the Closing at iParty’s written request and for no additional consideration, Party City, may agree, in its sole discretion, to provide iParty exclusive possession and occupancy of the Retail Location.  In such an event, Party City shall deliver exclusive possession and occupancy of the Retail Location broom clean and in such condition so as to allow iParty to use the Retail Location in the same manner as was used by Party City to operate the Retail Location and Party City will continue to pay and be responsible for all rent and other amounts payable under the Lease Agreement through the Closing Date  Except as otherwise provided hereunder, iParty shall indemnify and hold harmless Party City from any and all costs, damages and expenses incurred by Party City related to or arising out of iParty’s use and occupancy of the Retail Location during the period that iParty occupies the Retail Premises under this paragraph 3 prior to the Closing (the “Possession Period”).  Party City shall indemnify and hold harmless iParty from any and all costs, damages and expenses incurred by iParty related to or arising out of Party City’s use and operation of the Retail Location on or prior to such Possession Period and for any rent or other amounts payable under the Lease Agreement through Closing.

4.  Purchased Assets.  On the Closing Date, subject to the terms of this Transfer Agreement, Party City will transfer all of its right, title and interest to the assets set forth on Exhibit B to iParty (the “Purchased Assets”), free and clear of any liens, security interests, pledges and encumbrances (“Liens”) pursuant to the terms and conditions of a Bill of Sale, substantially in the form attached hereto as Exhibit C.   Party City represents and warrants that (a) it has and will have on the Closing Date and will convey to iParty on the Closing Date good and marketable title to the Purchased Assets, free and clear of all Liens; (b) it has the right to assign, transfer and convey the Purchased Assets to iParty; and (c) no person or entity, other than Party City, has any interest in the Purchased Assets other than the interests of the lessor under the Lease Agreement.  Other than as set forth herein, ALL FIXTURES AND EQUIPMENT ARE TRANSFERRED “AS IS WHERE IS” WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES.

5.  Transfer of Operations.  iParty shall be entitled to immediate possession of, and to exercise all right and interests under, the Purchased Assets from and after the Closing Date, free and clear of all Liens.  In connection with Party City’s termination of the Lease Agreement effective the Closing Date, Party City covenants that it shall deliver the Retail Location broom clean and in such condition so as to allow iParty to use the Retail Location on and after the Closing Date in the same manner as was used by Party City to operate the Retail Location.

6.  Operation of the Retail Location.  Party City hereby covenants and agrees that Party City shall continue to operate the Retail Location in the ordinary course of its business and in accordance with Party City’s normal and customary operating standards through

25 Green Pond Road — Suite #1, Rockaway, New Jersey 07866

the Closing Date, or if earlier, immediately prior to the Possession Period.  Party City agrees that it will not conduct any store wide closing sales or similar discount or sales events at the Retail Location, or post store closing signage at the Retail Location or Shopping Center.

7.  Employees.  Contemporaneously with the Closing Date, Party City shall terminate all employees who work exclusively at the Retail Location (the “Employees”).  Party City shall be solely responsible for all termination payments and obligations to such Employees, including without limitation, any severance and other costs and expenses included in connection with such termination.  Party City shall comply with its COBRA obligations, if any, with respect to the Employees.  Upon the occurrence of the Closing Date, iParty may, but is not obligated to offer to those Employees it selects employment by iParty. Exhibit D contains for all Employees (i) name, (ii) date of commencement of employment, (iii) current annualized base salary or hourly base rate, (iv) bonus and commissions paid with respect to services performed in fiscal 2008 and 2009, and (v) bonus and commissions earned for fiscal 2010.

8.  Non Competition.  Party City, AAA Holdings Corporation, Amscan Holdings, Inc. and iParty Corp. and iParty Retail Stores Corp. hereby agree to amend Section 5.1 of the Asset Purchase Agreement among them dated August 7, 2006 (the “‘06 APA”) as follows:

a.  The “Non-Competition Period” as defined in Section 5.1 shall be extended until December 31, 2013.  The “Restricted Region” as defined in Section 5.1 shall be expanded to include a three (3) mile radius surrounding the shopping center known as Plaza at Buckland Hills, Manchester, Connecticut.

Except as set forth hereinabove, Section 5.1 of the ‘06APA shall remain in full force and effect.

9.  Costs.  Each party shall pay all of its costs and expenses incurred in connection with the negotiation of this Transfer Agreement and the consummation of the transactions contemplated herein.

10.  Binding on Successors.  All of the terms, provisions and conditions of this Transfer Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

11.  Confidentiality.  Party City and iParty do hereby agree to keep in strict confidence and not to disclose to any third party any of the terms and conditions of this Agreement, the related documents and agreements, and the transactions contemplated thereby, except (i) to its officers, directors, employees, representatives affiliates and its legal or financial advisors, (ii) to enforce its rights hereunder or (iii) except as may be otherwise required by law, including compliance with the federal securities laws. A disclosing party shall not be considered to have breached its obligations hereunder by disclosing information as required to satisfy any legal requirement of a competent government body, provided that, immediately upon receiving any such request and to the extent that they may legally do so, such party promptly advises the non-disclosing party before making such disclosure in order that it may make an objection to such disclosure, take action to assure confidential handling of the information, or take other action as it deems appropriate to protect the confidentiality hereof.

12.  Governing Law.  This Transfer Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, without regard to the choice of law provisions thereof; provided however, that the amendment to the ‘06 APA shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

13.  Broker’s Fees.  Party City has not agreed to pay or become liable to pay any broker’s, finder’s or originator’s fees or commissions by reason of services alleged to have been rendered for or at the instance of Party City in connection with this Transfer Agreement and the transaction contemplated hereby.  Neither iParty Retail or iParty has agreed to pay or become liable to pay any broker’s, finder’s or originator’s fees or commissions by reason of services alleged to have been rendered for or at the instance of either iParty Retail or iParty in connection with this Transfer Agreement and the transaction contemplated hereby.

14.  Notice.  Except as otherwise expressly provided, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission with confirmation of receipt, one day after being deposited with express courier service, with proof of signature of receipt by such service, or if mailed by certified mail, return receipt requested, with first class postage prepaid, when received, addressed as follows:

a. If to Party City: Party City Corporation, 25 Green Pond Road — Suite #1, Rockaway, New Jersey 07866, Attention: Vice President — General Counsel & Secretary, FAX:  (973) 983-4982.

With a copy to:    Amscan Holdings, Inc. c/o Amscan Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention:  Joseph J. Zepf, Esq., FAX:  (914) 784-4339.

b. If to iParty: iParty Corp., 270 Bridge Street, Dedham MA 02026, Attn: Chief Executive Officer, FAX (781) 326-7143.

15.  Entire Agreement.  This Transfer Agreement and the exhibits attached hereto and that certain Amendment No. 2 to the Supply Agreement dated December _, 2010 by and between iParty Corp and Amscan, Inc. (the “Amendment No. 2”) contain the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements, and understandings between the parties.  No waiver of any term, provision, or condition of this Transfer Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition or any other term, provision or condition of this Transfer Agreement.  This Transfer Agreement may not be modified orally and may only be amended in a writing executed by all parties hereto.

16.  Counterparts.  This Agreement may be executed in one or more counterparts which in the aggregate shall comprise one Agreement.

[Signatures Appear on the Following Page]

Accepted and agreed to as of the 30th day of December, 2010.

iParty RETAIL STORES CORP.

By:	/s/ Sal Perisano
Sal Perisano
Chief Executive Officer

iParty CORP.

By:	/s/ Sal Perisano
Sal Perisano
Chief Executive Officer

PARTY CITY CORPORATION

By:	/s/ James M. Harrison

Solely as to the amendment to Section 5.1 of the Asset Purchase Agreement

AMSCAN HOLDINGS INC.

By:	/s/ James M. Harrison

AAH HOLDINGS CORPORATION

By:	/s/ James M. Harrison